Exhibit 10.1
ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE (this “Assignment”) is dated February 11, 2023 for reference purposes only and is made between Guidewire Software, Inc., a Delaware corporation (“Assignor”), and Roblox Corporation, a Delaware corporation (“Assignee”).

RECITALS

This Assignment is made with reference to the following facts and with the following intentions:

A.    Bay Meadows Station 2 Investors, LLC, as landlord (“Landlord”), and Assignor, as tenant, entered into that certain Lease dated as of December 18, 2017, as amended by that certain First Amendment to Lease dated as of January 15, 2019 (as amended, the “Lease”), whereby Landlord leased to Assignor certain premises totaling approximately 179,496 rentable square feet located at 2850 South Delaware Street, San Mateo, California (the “Premises”). A copy of the Lease is attached hereto as Exhibit A.

B.    Concurrently with the execution of this Assignment, Assignor and Assignee are executing a sublease (the “Sublease”) for certain premises located in Building 970 at One Franklin Parkway, San Mateo, California (the “Subleased Premises”), whereby Assignor will sublease the Subleased Premises from Assignee, subject to the consent of the owner of the Subleased Premises (the “One Franklin Landlord”).
C.    As provided below, Assignor wishes to assign all of its right, title and interest under the Lease to Assignee, and Assignee wishes to accept such assignment.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

1.    Effective Date: This Assignment shall be effective at 12:00 a.m. on the day after the later of (i) the later of the Required Delivery Date and the date on which Assignor delivers possession of the Premises to Assignee, and (ii) the date on which the Contingencies as defined below are satisfied or waived and the OneSignal Sublease has terminated and OneSignal has vacated the Premises (such later date, the “Effective Date”). If Assignor fails to deliver possession of the Premises to Assignee within ninety (90) days after the Required Delivery Date (which time period shall not be extended due to Force Majeure Events or delays by OneSignal in vacating the Premises), then Assignor shall pay Assignee an amount equal to the one (1) day’s Base Rent then due under the Master Lease for each day the actual delivery is delayed beyond such date. As used herein, the “Required Delivery Date” shall be May 1, 2023; provided, however, if Assignee fails to deliver the Third Floor Premises by the Third Floor Required Delivery Date (as those terms are defined in the Sublease) or the Contingencies are not satisfied by March 1, 2023, the Required Delivery Date shall be delayed by one day for each day of delay thereafter (without duplication), except that if such date is delayed so that it would fall within the periods from May 1 – 4, 2023, or June 5 – 8, 2023, then such date shall be delayed to May 8, 2023 or June 12, 2023, respectively. For the avoidance of doubt, delivery hereunder and under the Sublease shall be deemed to occur when the relevant premises are vacant (other than any furniture, fixtures and equipment to be provided) and keys or other means of access are provided.

2.    OneSignal Sublease: The parties acknowledge that a portion of the Premises on the second floor, consisting of 17,883 rentable square feet, is currently subleased to OneSignal, Inc. (“OneSignal”) pursuant to a Sublease dated May 10, 2019, as amended by a First Amendment to

Sublease dated December 7, 2021 (the “One Signal Sublease”). Assignor represents that it has entered into an agreement with OneSignal to terminate the OneSignal Sublease and require OneSignal to vacate the Premises effective on a date before May 1, 2023, which termination is contingent only on the satisfaction of the Contingencies and on the execution of this Assignment, and shall use commercially reasonable efforts to cause OneSignal to vacate the Premises prior to such date.

3.    Assignment: As of the Effective Date, Assignor hereby assigns, transfers and conveys to Assignee, and Assignee hereby accepts such assignment and assumes, all of Assignor’s right, title and interest in, under and to the Lease and the Premises accruing after the Effective Date, other than Assignor’s interest in its Letter of Credit under the Lease and Assignor’s obligation, if any, to restore any improvements (other than the cafeteria) existing on the Effective Date (which shall be retained by Assignor). Assignee hereby assumes the obligation, if any, to restore the cafeteria.

4.    First Month’s Rent; Rent Reimbursement: On or before the Effective Date, Assignee shall pay Landlord the Base Rent and Operating Expenses due under the Lease for the first calendar month after the Effective Date. On the Effective Date and the first day of each month thereafter until all such amounts have been paid, Assignor shall reimburse Assignee for the Base Rent and Operating Expenses due under the Lease during the first ninety (90) days following the Effective Date. If the Effective Date is not the first day of a calendar month, then, to simplify the payments owed by the parties hereunder, the amounts due by Assignor under this Section 4 shall be reduced by the amount of Base Rent and Operating Expenses paid under the Lease for the period from the first day of the calendar month in which the Effective Date occurs through the Effective Date (prorated in accordance with the Lease) and, for the avoidance of doubt, notwithstanding Assignee’s assumption of the Lease on the Effective Date as provided herein, such amounts shall not be payable or reimbursable by Assignee.

5.    Assignor’s Indemnity: Assignor shall indemnify, defend, protect and hold Assignee harmless from and against any and all claims, liabilities, losses, costs (including, without limitation, reasonable attorneys’ fees) and damages (collectively, “Claims”) arising from or related to (i) the Premises and/or the Lease which Claims shall have accrued before the Effective Date, (ii) any event or condition that shall have occurred or existed on or with respect to the Lease and/or the Premises before the Effective Date or with respect to the restoration obligations not assumed by Assignee under Section 3 above, and (iii) Assignor’s breach of any of its representations, warranties or covenants under this Assignment and/or of any obligations on Assignor’s part to be performed under the terms of the Lease before the Effective Date or thereafter for obligations of Assignor under the Lease that cannot be performed by Assignee because only Assignor could perform them, such as providing estoppel certificates required by Landlord from Assignor. The provisions of this paragraph shall survive the expiration or termination of the Lease or this Assignment.

6.    Assignee’s Indemnity: Assignee shall indemnify, defend, protect and hold Assignor harmless from and against any and all Claims arising from or related to (i) the Premises and/or the Lease that accrue on or after the Effective Date (other than with respect to Landlord’s obligation to return Assignor’s Letter of Credit or the restoration obligations not assumed by Assignee pursuant to Section 3 above), including any obligation to remove and/or restore the cafeteria, (ii) any event or condition that first occurs or exists on or with respect to the Lease and/or the Premises on or after the Effective Date, and (iii) Assignee’s breach of any of its representations, warranties or covenants under this Assignment and/or Assignee’s breach of the obligations on its part to be performed under the terms of the Lease. The provisions of this paragraph shall survive the expiration or termination of the Lease or this Assignment.

7.    Letter of Credit: On or before the Effective Date, Assignee shall provide Landlord a replacement Letter of Credit that complies with the terms of the Lease in the amount of $1,220,572.80. Assignor shall be entitled to a return from Landlord of its Letter of Credit upon the receipt of Assignee’s replacement Letter of Credit. Assignor represents that the amount of the Letter of Credit currently posted under the Lease is $1,220,572.80.

8.    Restoration: Assignor represents that no existing improvements in the Premises are required to be restored except for the cafeteria, which may need to be restored pursuant to the Lease. Within ten (10) business days following the Effective Date, Assignor shall pay to Assignee the sum of $304,027 in consideration of Assignee assuming any and all liabilities and obligations to remove and/or restore the cafeteria.

9.    Condition of Premises: On the Required Delivery Date, Assignor shall deliver to Assignee the Premises in vacant (other than the FF&E, defined below), good, broom clean condition and in good working order and otherwise in substantially the same condition as exists on the date of this Assignment. To Assignor’s knowledge, Assignor has not received any notice from Landlord or any governmental agency that the Premises do not comply with Applicable Laws.

10.    Prorations: Rent, utilities and other charges incurred with respect to the operation of Premises under the Lease shall be equitably prorated between Assignor and Assignee as of the Effective Date.

11.    Assignor’s Additional Representations: Assignor represents and warrants to Assignee that (i) it has delivered Assignee a true, correct and complete copy of the Lease and the OneSignal Sublease, (ii) the Lease is in full force and effect an there are no breaches or defaults presently existing thereunder, nor, to the actual knowledge of Assignor, have any events occurred or failed to occur which, with the passing of time or the giving of notice or both, could constitute a breach or default under the Lease, (iii) the documents set forth in Recital A and Section 2 above constitute the entire Lease and OneSignal Sublease and there are no other agreements or arrangements between Landlord, OneSignal and/or Assignor regarding the Premises, (iv) Assignor is the sole owner and holder of the entire interest of the tenant under the Lease and sublandlord under the OneSignal Sublease, free and clear of any liens, encumbrances, options or rights of others and there are no other subleases or occupancy agreements with respect to the Premises, (v) the expiration date under the Lease is December 31, 2029, and (vi) the amount of the current installments of monthly Base Rent is $990,817.92.

12.    Brokers: Assignor and Assignee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than Jones Lang LaSalle representing Assignee and Cornish & Carey Commercial Inc. d/b/a Newmark Knight Frank representing Assignor in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.

13.    Furniture, Fixtures and Equipment: Attached as Exhibit B is an inventory of all furniture, fixtures, and equipment existing in the Premises. On the Delivery Date, Assignor shall deliver the Premises with all such furniture, fixtures and equipment, including all desks, chairs, pedestals, conference room furnishings, kitchen furniture and appliances, AV equipment, IT rack, cabling and equipment and access control system, other than the items listed on Exhibit C attached hereto, which Assignor shall remove prior to the Delivery Date (the “FF&E”). On or before the Delivery Date, Assignor and Assignee shall execute a bill of sale in the form attached hereto as Exhibit D, pursuant to which Assignor will convey to Assignee, and Assignee will acquire from Assignor, the FF&E effective on the Effective Date. Exhibits B-D may be adjusted prior to the Delivery Date by mutual agreement of the parties.

14.    Miscellaneous: Assignor shall, at any time and from time to time at no cost to Assignor (other than its own attorneys’ and advisors’ fees), execute such additional commercially reasonable documents and take such additional commercially reasonable actions as Assignee or its successors or assigns may reasonably request to carry out the purposes of this Assignment. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If either party brings any action or legal proceeding with respect to this Assignment, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs. If any one or more of the provisions contained in this Assignment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Captions are inserted for convenience only and will not affect the construction hereof. This Assignment may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Assignment. This Assignment may be signed using electronic signature technology (e.g., via DocuSign), and such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. Capitalized terms used but not defined herein should have the meanings ascribed to such terms in the Lease. Assignor and Assignee each hereby represents and warrants to the other that (i) it has the full power and authority to execute and deliver this Assignment, (ii) the persons signing this Assignment on its behalf have been duly authorized to do so, and (iii) it is licensed to do business in the State in which the Premises are located.

15.    Contingencies: This Assignment and Assignor’s and Assignee’s obligations hereunder are conditioned upon (i) Landlord’s consent in commercially reasonable form to both to this Assignment and the termination of the OneSignal Sublease (or, as to the termination, Landlord’s written confirmation that its consent is not required), (ii) the mutual execution and delivery of the Sublease and (iii) the One Franklin Landlord’s consent in commercially reasonable form to the Sublease (subparts (i)-(iii) are collectively referred to herein as the “Contingencies”). Each party shall use commercially reasonable and diligent efforts to obtain the foregoing consents, including by promptly executing Landlord’s and One Franklin Landlord’s commercially reasonable consent forms. If any of the Contingencies are not satisfied on or before April 1, 2023 (the “Outside Contingency Date”) then either party may terminate this Assignment by giving the other party written notice thereof prior to the satisfaction of such Contingencies. For the avoidance of doubt, if OneSignal does not vacate the Premises by the Outside Contingency Date, then neither party may terminate this Assignment but the Effective Date would be delayed until Assignor delivers vacant possession of the Premises to Assignee and such delay by OneSignal would not extend the ninety (90) day period in the second sentence of Section 1 above.

16.    Modifications: Assignee acknowledges and agrees that the Extension Options set forth in Section 3.2 of the Lease are not assignable and are excluded from the assignment contemplated by this Assignment. Assignee shall not (i) attempt to exercise the Extension Options, (ii) amend or modify the Lease to expand the Premises or to extend the term of the Lease, or (iii) amend or modify the Lease in any other manner whatsoever which would materially increase the obligations or liabilities of “Tenant” thereunder, in each case, without the prior written consent of Assignor to be granted or withheld in Assignor’s sole and absolute discretion, except that (a) Assignor shall not unreasonably withhold, condition or delay its consent to any modification or amendment of the Lease which does not materially increase Assignor’s liability or obligations under the Lease and (b) Assignor’s consent shall not be required if Assignor is released from any obligations and liabilities with respect to such modification or amendment.

17.    Notices: All notices, offers or other communications required or permitted to be given pursuant to this Assignment shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery on a business day (if notice is delivered by personal delivery), (ii) on the day one business day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iii) on the third (3rd) business day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed as below in this Section. Either Party may by written notice to the other specify a different address for notice.

If to Assignor:

Prior to Effective Date:

Guidewire Software, Inc.
2850 South Delaware Street
San Mateo, CA 94403
Attention: General Counsel

    On or after Effective Date:

Guidewire Software, Inc.
1 Franklin Parkway, Building 970, Third Floor
San Mateo, CA 94403
Attention: General Counsel

    If to Assignee:
        One Franklin Parkway
San Mateo, CA 94403-1906
        Attention: Legal Department
            and
        Attention: Finance Department

IN WITNESS WHEREOF, the parties hereto have executed this Assignment intending it to be effective as of the Effective Date.

ASSIGNOR                        ASSIGNEE

GUIDEWIRE SOFTWARE, INC.,             ROBLOX CORPORATION,
a Delaware corporation                a Delaware corporation

By: /s/ JEFF COOPER             By: /s/ MIKE GUTHRIE

Its: Chief Financial Officer             Its: Chief Financial Officer

Date: February 11, 2023             Date: February 11, 2023